To: Fred Paulsell , Ralph Shaw
From: Michael Simon
Subject: Employment Agreement As CEO - Extension beyond September 30, 1996

Thursday, April 25, 1996

Fred, Ralph, "thank you" for the time and energy spent to get the details of this agreement finalized. I appreciate that your strong commitment to best represent the interests of the shareholders made this effort personally challenging. That negotiation necessity understood, I especially appreciate your overall vote of confidence in me.

This letter captures our agreement to extend my employment agreement as TRM's Chief Executive Officer, President and Director for two years, followed by three years in a capacity to be mutually agreed. The total term of this extension of our employment agreement is sixty months past September 30, 1996 which is the expiration date of the existing agreement.

This letter documents our new agreement and, when signed, will append and extend (as appropriate) the prior agreements.

1. Effective on signature of this document my employment agreement with TRM is extended sixty months past September 30, 1996. to September 30, 2001.

2. Base compensation for this sixty month period is continued at the present level (annualized at $300,000.), but the present cash bonus formula will not extend past the next pay-out due on February 1, 1997. Cash bonuses paid for the period beyond February 1, 1997 will be at the discretion of the TRM B.O.D.

3. Three new stock options are granted as follows:

     a. Per our understanding at the close of the March 15, 1996 B.O.D. meeting, an option is granted within the plan currently approved by the shareholders, for 116,000 shares at an option price of $10.375 (which was the FMV on that date). It is our understanding that this share amount is available under the existing plan. A second option is granted for 19,000 shares also at an option price of 10.375, but as these shares are not currently available under the approved plan, they are granted subject to shareholder approval.
     b. Also per our understanding at the close of the March 15, 1996 B.O.D. meeting, a third option is granted for an additional 40,000 shares which are also currently not available within the plan approved by the shareholders. It is intended to price these options at FMV when approved shares become available or when shareholder approval is received for a new or amended plan which authorizes the needed additional shares. These options will be priced at FMV no later than on the date of the anticipated shareholder meeting in October 1996 or the next actual shareholders meeting, which ever comes first.
     c. The vesting schedule for all three options will be monthly over the five year extension period at the annualized rate of 40% of each option's total grant amount in the first year, 30% in the second year, 20% in the third year, 5% in the fourth year and the remaining 5% in the fifth year.
     d. Option agreements will allow exercise for a five year period beyond vesting dates. Vesting of all remaining options shall immediately accelerate under any of the conditions of: termination without cause, death, disability or change of control. A significant change in job responsibilities at TRM's request will be deemed a change of control.

This letter is accepted and the terms are agreed to by:


date: 4/25/96                          date:  May 7, 1996

MICHAEL D. SIMON                       FRED PAULSELL
- ----------------------------------     ------------------------------------
Michael D. Simon                       Fred Paulsell, Chairman of the Board
                                       of Directors, TRM Corporation